SUPERTEX, INC.                                                        PRESS RELEASE

FOR IMMEDIATE RELEASE                                                          Contact:  Dr. Henry C. Pao
January 19, 2006                                                                 President & CEO
                                                                               Tel:  408-222-8888
                                                                              Fax:   408-222-4800
                                                                               E-mail:  investors@supertex.com

SUPERTEX REPORTS THIRD FISCAL QUARTER RESULTS

Sunnyvale, CA (Jan 19, 2005) - Supertex, Inc. (NASDAQ: SUPX) today reported net sales of $19,915,000 for the third fiscal quarter ended December 31, 2005, a 33% increase from the $14,925,000 reported for the same quarter of the prior fiscal year, and a 2% decrease compared with the prior quarter of $20,226,000. Net income for the quarter increased 64% to $3,689,000 or $0.26 per share on a diluted basis from $2,250,000 or $0.17 on a diluted basis for the same quarter of the prior fiscal year, and decreased 13% from $4,247,000 or $0.31 per share on a diluted basis when compared with the prior quarter.

For the nine-month period ended December 31, 2005 compared to the same period of the prior fiscal year, net sales increased 26% from $44,715,000 to $56,134,000, and net income increased 78% from $6,026,000 to $10,755,000.

Dr. Henry C. Pao, President and CEO, commented, “Our net sales decreased by 2% sequentially in our third fiscal quarter, but increased 33% year over year. Our gross margin dropped 2% to 54%, from the prior fiscal quarter mostly due to our slightly lower sales this quarter and operating inefficiencies during the quarter caused by numerous holidays and our production facilities being shutdown in the last week for annual maintenance and upgrade work. Inventory went up by $635,000, partly due to increased inventory at a customer’s hub and at some foreign distributors where we found that some of the volume products we shipped to them per their order schedules during the last two weeks of the quarter were not shipped to their end-customers as quickly as is typical. Since we only recognize revenue on shipments to distributors upon their resale of our product, even for our foreign distributors, this caused our revenue to be less than our shipments for the quarter and caused our inventory to increase correspondingly. However, when we checked the inventory at these distributors on January 9, 2006, it had all been shipped to the end customers. In fact, this week we received several big orders to replenish their inventory of the same products. Cash flow was positive in the quarter. Cash, cash equivalents, and short-term investments increased by $6,667,000 to $102,966,000 during the quarter. Our research and development expenses in the quarter increased $194,000 from prior quarter to $2,792,000 due to increasing activities in new product development. Our sales and marketing expenses decreased by $53,000, or less than 3% from the prior quarter, resulting from the decrease of 2% in net sales compared to the prior quarter. Based on our backlog and forecast from our customers, we are projecting a good sequential top line growth and improvement in our gross margin for our fourth fiscal quarter and the next fiscal year over the previous quarter and fiscal year respectively.”

Forward Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will", "intends", "expects", "plans", "believes", "anticipates" and "estimates." Examples of forward-looking statements include that based on our backlog and forecast from our customers, we are projecting a good sequential top line growth and improvement in our gross margin for our fourth fiscal quarter and the next fiscal year over the previous quarter and fiscal year respectively. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether competitors introduce devices at lower prices than our devices causing price erosion, and whether we encounter production issues in device manufacturing as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PST (5:30 p.m. EST) on January 19, 2006, following the earnings release. President and Chief Executive Officer, Dr. Henry C. Pao will present an overview of third fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call is available live to any interested party by dialing 866-200-5830 (domestic) or 732-694-1588 (toll, international) before the scheduled start time, and enter PIN number 760280#. A recorded replay will be available immediately following the call until 11:59 P.M. EST, February 2, 2006 at 866-206-0173 (domestic) or 732-694-1571 (toll, international). The PIN number for the replay is 163161#.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Henry Pao at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

SUPERTEX, INC.

CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three-months Ended		Nine-months Ended
	(in thousands, except per share amounts)
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Net sales	$19,915	$14,925	$56,134	$44,715
Cost of sales	9,161	7,043	24,811	21,543
Gross profit	10,754	7,882	31,323	23,172
Research and development	2,792	2,086	8,149	7,242
Selling, general and administrative	3,464	3,049	9,900	8,400
Income from operations	4,498	2,747	13,274	7,530
Interest and other income, net	899	692	2,507	1,464
Income before income taxes	5,397	3,439	15,781	8,994
Provision for income taxes	1,708	1,189	5,026	2,968
Net income	$3,689	$2,250	$10,755	$6,026
Net income per share
Basic	$0.27	$0.17	$0.81	$0.47
Diluted	$0.26	$0.17	$0.79	$0.46
Shares used in per share computation
Basic	13,416	13,023	13,225	12,957
Diluted	13,970	13,419	13,605	13,204

SUPERTEX, INC.

CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	December 31, 2005	April 2, 2005
	(in thousands)
ASSETS
Cash and cash equivalents	$26,531	$38,634
Short term investments	76,435	49,783
Accounts receivable, net	12,205	7,898
Inventories, net	14,441	12,624
Deferred income taxes	6,321	6,322
Other current assets	898	917
Total current assets	136,831	116,178
Property, plant and equipment	7,970	7,992
Other assets	98	96
Deferred income taxes	2,111	2,111
TOTAL ASSETS	$147,010	$126,377
LIABILITIES
Trade accounts payable	$4,040	$3,280
Accrued salaries, wages and employee benefits	10,497	8,720
Other accrued liabilities	1,392	634
Deferred revenue	3,851	3,610
Income taxes payable	902	3,038
Total current liabilities	20,682	19,282

SHAREHOLDERS' EQUITY
Common stock	44,708	35,343
Retained earnings	81,620	71,752
Total shareholders' equity	126,328	107,095
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$147,010	$126,377